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                                                                  Exhibit 10.27

                       INTEGRATION AND MARKETING AGREEMENT

      THIS INTEGRATION AND MARKETING AGREEMENT (the "Agreement") is entered into by NOOSH, INC., a Delaware corporation with offices at 3401 Hillview Avenue, Building B, Palo Alto, California 94304 ("Noosh") and PAPEREXCHANGE.COM, INC., a Delaware corporation with offices at 545 Boylston Street, 8th floor, Boston, Massachusetts 02116 ("PEX"), effective March 31, 2000 (the "Effective Date").

                                    RECITALS

      A. Noosh provides an Internet-based service for buyers and sellers of print services to communicate and collaborate with each other and manage print jobs.

      B. PEX provides an online marketplace for buyers and sellers of paper products to transact business with one another.

      C. The parties want to cooperate to integrate the PEX paper procurement process into the Noosh service to enable buyers and seller of print services using the Noosh service to also coordinate the supply of paper for their print jobs via the PEX marketplace.

      The parties therefore agree as follows:

                                    AGREEMENT

1. DEFINITIONS.

      1.1 "Affiliate" of a party means a person or entity that controls, is controlled by, or is under common control with such party. For these purposes "control" means ownership of more than fifty percent (50%) of the voting stock or other voting securities or interests.

      1.2 "Change of Control" means any Ownership Change Event or a series of related Ownership Change Events (collectively, the "Transaction") wherein the shareholders or other ownership interest holders of a party immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of a party's voting stock or other ownership voting interests immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the corporation or corporations so which substantially all of the assets or stock of the party were transferred, as the case may be.

      1.3 "Confidential Information" means any data or information disclosed hereunder (whether written, oral or graphical) that relates to the disclosing party's products, technology, research, development, customers or business activities, passwords, User Data (defined in Section 13, and which is confidential or proprietary to or a trade secret of the disclosing party, provided that, if disclosed in a tangible form it is labeled as confidential or proprietary, or if provided orally, is identified as confidential or proprietary at the time of disclosure, reduced to writing, and provided to the receiving party within ten (10) days thereafter. Confidential Information shall not include any information, data or material which: (a) the disclosing party

* Confidential Treatment Requested: material has been omitted and filed separately with the Commission.


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expressly agrees in writing is free of any non-disclosure obligations; (b) at the time of disclosure to the receiving party was known to the receiving party (as evidenced by documentation in the receiving party's possession) free of any non-disclosure obligations; (c) is independently developed by the receiving party (as evidenced by documentation in the receiving party's possession); (d) is lawfully received by the receiving party, free of any non-disclosure obligations, from a third party having the right to so furnish such Confidential Information; or (e) is or becomes generally available to the public without any breach of this Agreement or unauthorized disclosure of such Confidential Information by the receiving party; provided that only the specific information that meets the exclusion(s) specified in clauses (a)-(e) shall be excluded and, not any other information that happens to appear in proximity to such excluded portion (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

      1.4 "Deliverables" means deliverables of either party as specified in the Specifications and Development Schedule.

      1.5 "Development Schedule" means the milestone schedule for the specification, development and delivery of the tools, software, data and other Deliverables required to integrate the PEX Service and the Noosh Service as described in the Specifications. The Development Schedule shall be set forth in Exhibit A (Development Schedule) in accordance with subsection (a) of Section
2.4.1 ("Specifications Phase") and may be amended from time to time as set forth below.

      1.6 "End User Information" means any information or data PEX obtains or learns about a End User (however it does so, whether such information or data is transferred by Noosh, provided by the End User, extracted through traffic analysis or otherwise).

      1.7 "Intellectual Property Rights" means all copyrights, trade secrets, patents, mask works and other intellectual property rights worldwide, but excluding trademarks, service marks, trade names and other product, service or company identifiers.

      1.8 "Marks" means the Noosh Marks or the PEX Marks, as applicable.

      1.9 "Noosh APIs" means the Noosh application programmable interfaces or other naming and data protocols, file formats created by or on behalf of Noosh for interfacing to the Noosh Service in existence as of the Effective Date, or developed or created by or for Noosh pursuant to this Agreement.

      1.10 "Noosh Content" means all content or information, in any medium, created by or on behalf of Noosh for use in the Noosh Service, including without limitation any text, music, sound, photographs, video, graphics, data, data types, stock keeping unit (SKU) designations and Noosh APIs and any marketing materials provided by Noosh pursuant to this Agreement.


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      1.11 "Noosh Marks" means all domain names, trademarks, servicemarks, links and logos designated by Noosh for use in conjunction with the parties' performance under this Agreement (initially including "Noosh", noosh.com and "Live Jobs.")

      1.12 "Noosh Service" means the Internet-based service Noosh offers to enable buyers and sellers of print services to transact business with each other, and any successor service, as revised, augmented, superseded, enhanced, modified or supplemented from time to time.

      1.13 "Noosh Site" means the website owned and operated by Noosh accessible at www.noosh.com (or its successor URLs) for the purpose of making the Noosh Service commercially available.

      1.14 "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to a party to this Agreement:

            (a) the direct or indirect sale or exchange in a single series of related transactions by the shareholders or other ownership interest holders of a party to this Agreement of more than fifty percent (50%) of the voting stock or other voting ownership interests of such party;

            (b) a merger or consolidation in which a party to this Agreement is a party excluding a merger conducted solely for the purpose changing the state of domicile of a party;

            (c) the sale, exchange or transfer of all or substantially all of the assets of a party to this Agreement; or

            (d) a liquidation or dissolution of a party to this Agreement;

provided, however, that any transaction or series of transactions that are effected solely in connection with a (i) reincorporation, (ii) a reorganization, recapitalization or financing not in connection with the sale of all or substantially all of the assets or stock or other ownership interests of a party to this Agreement or (iii) an underwritten public offering of common stock of a party to this Agreement, is not an Ownership Change Event.

      1.15 "PEX APIs" means the PEX application programmable interfaces or other naming and data protocols, file formats created by or on behalf of PEX for interfacing to the PEX Service in existence as of the Effective Date, or developed or created by or for PEX pursuant to this Agreement.

      1.16 "PEX Content" means all content or information, in any medium, created by or on behalf of PEX for use in the PEX Service, including without limitation any text, music, sound, photographs, video, graphics, data, data types, stock keeping unit (SKU) designations and PEX APIs and any marketing materials provided by PEX pursuant to this Agreement.


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      1.17 "PEX Marks" means all domain names, trademarks, links and logos designated by PEX for use in conjunction with the parties' performance under this Agreement.

      1.18 "PEX Service" means the PEX Trading Floor (which enables users to view listings by product category and grade, to search for products using specific criteria, and to place requests for product and to post the availability of products for sale and bid on open requests for product) and associated features, as more fully described in the Specifications.

      1.19 "PEX Site" means the website owned and operated by PEX accessible at www.paperexchange.com (or its successor URLs) for the purpose of making the PEX Service commercially available.

      1.20 "Specifications" means the detailed functional specifications for integrating the Noosh Service and the PEX Service, which shall be set forth in Exhibit B (Specifications) in accordance with subsection (b) of Section 2.4.1 ("Specifications Phase") and may be amended from time to time as set forth below.

2. INTEGRATION OF SERVICES.

      2.1 Overview. The goal of the parties is to implement a link on the Noosh Site for end users of the Noosh Service that have been given the ability to procure paper or print providers on the Noosh Service (collectively referred to as "End Users") to procure and manage paper requisitions using the PEX Service (provided that End Users with a pre-existing purchasing relationship for paper with PEX may purchase paper directly from PEX without using the Noosh Service).

            2.1.1 Integration of Services. Noosh will use reasonable commercial efforts to develop and integrate the Noosh Service with the PEX Service and PEX will use reasonable commercial efforts to develop and integrate the PEX Service with the Noosh Service to enable the following transactions on the Noosh
Service:

                  (a) When End Users specify the paper they want used for their print jobs, the End Users will have the option to view available paper. When this option is selected, the End Users will be linked to a list of matching products (and/or close substitutes) available on the PEX site. This list will include the price, availability, and other information that is normally provided on the PEX site. In addition to viewing paper availability from PEX, the user may have the ability to view paper availability from other sources but only after having the option to view availability on the PEX site. Once matching products on PEX are displayed, the End Users will then also have the option of bidding on or purchasing this displayed product via PEX.

      2.2 (b) When End Users specify the paper they want used for their print jobs, the End Users will also have the option of submitting an RFE for their desired products on the PEX service. If End Users are able to submit an RFE to paper procurement providers other than PEX, then the PEX Service will be listed first and in no case an inferior format to other paper providers on the Noosh site. If PEX receives an RFE through the Noosh Service, PEX shall respond to such


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RFE within the required time as specified in such RFE provided that if PEX fails to respond within such time, PEX will be unable to participate in the RFE. If the RFE becomes an Accepted Order (as defined in Section 7) on the Noosh
Service, PEX shall perform its obligations as set forth in such Accepted Order. Similarly, if Noosh print providers receive an RFE for a print job via the Noosh Service that does not already address paper procurement, the print provider will be offered the option to submit an RFE for appropriate paper on the PEX Service. Similarly, PEX will use reasonable commercial efforts to develop the ability for a user of the PEX Service to obtain information available from the Noosh Service of a similar importance and in a similar priority to other transactions conducted by such user on the PEX service so that the user of the PEX Service interacts with the Noosh Service in a way that is similar to the way an End User interfaces with the PEX Service and information contained therein.

      2.3 Development Efforts. The parties shall use reasonable commercial efforts to develop their respective Deliverables as defined in the Specifications in accordance with the Development Schedule.

      2.4 Phases of Development. Development of the Deliverables shall take place in two phases, which may overlap at the discretion of the parties.

            2.4.1 Specifications Phase. During Phase 1 (the "Specifications Phase"):

                  (a) The parties will generate a mutually-agreeable Development Schedule within forty-five (45) days after the Effective Date, which shall be attached to this Agreement as Exhibit A (Development Schedule). The Development
Schedule is meant to serve as a guideline for the integration of Noosh Service and PEX Services.

                  (b) Noosh will then generate, and PEX shall approve, the Specifications in accordance with the milestones set forth in the Development Schedule, and the Specifications shall be attached to this Agreement as Exhibit B (Specifications). Noosh will define the Noosh APIs as part of the Specification. (c) Any changes in the Development Schedule and Specifications thereafter must be requested in writing by either party. If the requested change is acceptable to both parties, Noosh will determine whether implementing the suggested change would result in a delay or increase Noosh's costs to integrate the PEX Service and will advise PEX on the effect of the suggested change. If both parties accept the change and its effects on schedule and costs, the applicable Exhibits will be modified to reflect the change and its effects.

                  (d) If the parties are unable to agree on the Development Schedule and Specifications by August 1, 2000, Noosh or PEX may terminate the Agreement with no liability for either party.

            2.4.2 Development Phase. Phase 2 (the "Development Phase") will consist of:

                  (a) The parties' development and delivery of their respective Deliverables in accordance with the Development Schedule and Noosh's reasonable commercial


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efforts to integrate the Deliverables into a paper procurement process on the
Noosh Site using the PEX Service.

                  (b) Noosh's acceptance testing of the Deliverables and the overall paper procurement process using the PEX Service from the Noosh Site in accordance with the acceptance test criteria in the Specifications. Unless the parties otherwise agree with respect to a specific Deliverable, Noosh shall have thirty (30) days following delivery of the final Deliverable to determine whether the Deliverables as whole, and the overall paper procurement process using the PEX Service, conform to the acceptance criteria (the "Initial Acceptance Period"). Noosh agrees to inform PEX in writing during the Initial Acceptance Period of any non-conformance. The notice will contain a detailed description of the nature of the non-conformance. If no notice of non-conformance is received by PEX before the end of the Initial Acceptance Period, the Deliverables and overall paper procurement process shall be deemed to be accepted. If Noosh rejects a Deliverable or the procurement process as a whole as non-conforming, PEX shall have thirty (30) days following receipt of Noosh's notice to correct the nom-conformance and deliver a modified Deliverable for further testing. Noosh shall then have ten (10) days following delivery of the modified Deliverable to determine whether it conforms to the applicable acceptance criteria (the "Extended Acceptance Period"). If no notice of non-conformance is received by PEX before the end of the Extended Acceptance Period, the modified Deliverable shall be deemed to be accepted by Noosh. If Noosh rejects the modified Deliverable, Noosh, in its option, shall have the following sole and exclusive remedies: (i) to require the parties to continue resubmitting modified Deliverables until they meet the acceptance criteria; or
(ii) to waive the unsatisfied acceptance criteria; provided that if Noosh does not accept the resubmitted Deliverables within six (6) months from initial submission, either party may terminate this Agreement with no liability to the other party.

      2.5 Delays. The parties agree that any delay by one party in performing the tasks which are identified as its responsibility in the Development Schedule and which are a prerequisite for the performance of the other party shall extend the non-delaying party's milestone dates for its performance on a day-for-day basis (or longer, if the nature of the delay precludes the timely performance of long lead time items or other obligations whose deferral causes more than a day-for-day schedule slip).

      2.6 Collaboration on Initial Users. PEX and Noosh will cooperate to select at least two customers -- one print buyer and one print supplier -- to use the integration of the Noosh Service and the PEX Service and to provide feedback to Noosh regarding such use ("Feedback"). Both parties will support the sales effort for these customers with coordinated direct sales and training interaction. Both PEX and Noosh agree that either party may use the ideas generated from the Feedback in either party's future product development (including but not limited to improvement of the PEX Service or Noosh Service.) All such customers shall execute both PEX's and Noosh's standard user agreement prior to use of the Noosh Service.

      2.7 Noosh API. PEX will use reasonable commercial efforts to assist Noosh in developing its respective product descriptions and data types and protocols for paper products according to the Noosh API for the elements of the business processes required to integrate the


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Noosh Service and the PEX Service. In addition, as reasonably requested by
Noosh, PEX will use reasonable commercial efforts to cooperate with Noosh to integrate with Noosh's other paper suppliers according to the Noosh API.

      2.8 Data Normalization. The parties shall use reasonable commercial efforts to work together in good faith to achieve acceptable levels of authentication and security in such data transfers and to fairly apportion costs of doing so. To the extent that a party provides the other party with direct server access, the accessing party shall not disclose the applicable password to third parties. The parties will use reasonable commercial efforts to cooperate to further integrate the Noosh Service with the PEX Service as mutually agreed (such integration may contain for example pre-populated registration for End Users or other data transfer mechanisms). Noosh acknowledges that an End User will be required to register and become a member of PEX to obtain the PEX Service and agrees that it will facilitate the process for its members to become PEX members.

      2.9 Disaster Recovery Plans. Each party will use reasonable commercial efforts to implement disaster recovery and backup plans intended to minimize the occurrence and impact of any disruption or downtime of each party's applications on the other party's business.

      2.10 Look and Feel. Noosh shall determine the appearance and look and feel of the Noosh Service and may change the Noosh Service from time to time.

      2.11 Accounts and Passwords.

            2.11.1 PEX will receive an account id, username and password to gain access to and use the Noosh Service. PEX is responsible for maintaining the confidentiality of its username and password, and is fully responsible for all activities that occur under its username or account. PEX agrees (a) not to allow a third party to use its account, username or password at any time and (b) to notify immediately Noosh customer support of any actual or suspected unauthorized use of its account, username or password, or any other breach or suspected breach of security at 1-888-AT-NOOSH (1-888-286-6674) or at support@noosh.com. Noosh cannot and will not be liable for any loss or damage arising from unauthorized use of PEX's account, username or password.

            2.11.2 Noosh will receive an account id, username and password to gain access to and use the PEX Service. Noosh is responsible for maintaining the confidentiality of its username and password, and is fully responsible for all activities that occur under its username or account. Noosh agrees (a) not to allow a third party to use its account, username or password at any time and (b) to notify immediately PEX customer support of any actual or suspected unauthorized use of its account, username or password, or any other breach or suspected breach of security. PEX cannot and will not be liable for any loss or damage arising from unauthorized use of Noosh's account, username or password.

3. PROJECT COORDINATORS; CUSTOMER SUPPORT; TECHNICAL SUPPORT.


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      3.1 Relationship Managers. PEX assigns Rod Parsley, and Noosh assigns Ned
Gibbons, and/or such other personnel as are later designated by the parties, as their high-level relationship managers to oversee the parties' overall relationship and the setting and implementation of parties' long-term collaborative goals.

      3.2 Engineering Managers. PEX assigns Bob Brenner, and Noosh assigns Joe Black, and/or such other personnel as are later designated by the parties, as their respective engineering coordinators to oversee the paper procurement process development and implementation efforts. The responsibilities of the engineering managers shall be to communicate on a regular basis by telephone, facsimile, email and in person to complete the Development Schedule and Specifications, review progress, track schedules, resolve problems and arrange for the exchange of materials or information, or access to personnel, necessary for the performance of this Agreement. The engineering managers shall have the authority to make binding decisions concerning modifications of the Development Schedule and Specifications.

      3.3 CUSTOMER SUPPORT; TECHNICAL SUPPORT. Noosh shall use reasonable commercial efforts to provide first-level and second level customer support to End Users of the Noosh Service with the use and functionality of the integration of the Noosh Service and PEX Service portions of the Noosh Service. Noosh shall have the right to designate up to three (3) contact persons, which may include substitutes, as necessary to address such customer support issues ("Contact Persons"). Such Contact Persons may request assistance and communicate descriptions of problems encountered with the integration of the Noosh Service and the PEX Service and PEX will provide telephone support to such Contact Persons during regular business hours, provided that if the problems cause a material disruption in the operation of the PEX Services, PEX will provide support Monday to Friday from 9 AM-8 PM E.S.T. PEX will use reasonable commercial efforts to provide the Contact Persons with answers and solutions to problems to End Users of the Noosh Service related to the PEX Service. If necessary, PEX will provide the Contact Persons with a reasonable amount of training and training materials to provide such Contact Persons with sufficient information to train other Noosh personnel as necessary, at no additional cost to Noosh.

4. MARKETING AND PROMOTION.

      4.1 Initial Press Release. Noosh and PEX will issue a press release announcing their integration and co-marketing plans on Tuesday April 4, 2000. The form and substance of the press release shall be as mutually agreed. Noosh and PEX will each be entitled to refer to their alliance in the "About" sections of their press releases, on their respective web sites and otherwise as required by law. However, any additional press releases focusing on the alliance would require the mutual consent of the parties. The parties shall cooperate to draft and issue a press release announcing the signing of this Agreement and each party may include the information included in such press release in subsequent advertisements, press releases or other publications without the other party's prior written consent, provided that such party includes proper attribution of the other party's name.


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      4.2 Noosh Online Promotion. Noosh will promote PEX and the PEX Service on the Noosh Site with a combination of mutually-agreeable links and promotional information in mutually-agreeable locations on the Noosh Site, with the overall objective of giving PEX's logo and other branding elements equal prominence with those of Noosh's other partners. Specifically, during the term of this Agreement, and pursuant to the Development Schedule, Noosh will include a PEX Mark in the partner section of the Noosh Site, include information about the PEX Service as mutually agreed by the parties, and identify PEX first in a list of paper exchanges in a size and location at least as prominent as a similar third party offering similar services. Pursuant to the Development Schedule, during the term (as defined in Section 14), Noosh shall use reasonable commercial efforts to include PEX at the top of the list of paper suppliers available on the Noosh Service as originally presented to End Users that request such list on the Noosh Service; provided that PEX acknowledges that End Users may modify or delete such list as part of their normal use of the Noosh Service.

      4.3 PEX Online Promotion. PEX will promote Noosh and the Noosh Service on the PEX Site with a combination of mutually-agreeable links and promotional information in mutually-agreeable locations on the PEX Site, with the overall objective of giving Noosh's logo and other branding elements equal prominence with those of PEX's other partners. Specifically, during the term of this Agreement and pursuant to the Development Schedule, PEX will include a Noosh Mark on the homepage of the PEX Site that serves as an entry point to the Noosh Service, include information about the Noosh Service as mutually agreed by the parties and identifies Noosh first in a list of print procurement partners with a Noosh Mark at least as prominent as a similar third party offering similar services. When PEX develops search capabilities on its site, PEX will use reasonable commercial efforts to include Noosh on the top of any search results where an end user of the PEX Service searches for the keywords "printing", "print management service" or such other words as Noosh may reasonably request.

      4.4 Collaboration and Joint Marketing Efforts. The parties will collaborate to identify the most efficient venues for their promotion of the integration of the Noosh Service and the PEX Service and enhance the impact of their promotions in appropriate media. Noosh and PEX will jointly create an education and training curriculum to teach Noosh clients how to procure paper using the PEX Service and to promote its benefits, and the parties will cooperate to develop, fund and execute other joint marketing programs on a mutually-agreeable basis, which could include joint customer case studies, direct mail, seminar series, exhibitions, web based marketing materials and other advertising.

      4.5 Joint Sales Meetings. In its reasonable discretion, each party will periodically hold joint sales meetings with the sales personnel of the other party to educate the sales force of both parties on the benefits, features and use of paper procurement on the Noosh web site.

      4.6 Success Metrics. The parties will cooperate to develop mutually-agreeable metrics for analyzing the success of their marketing and promotion efforts and the overall performance of the integrated Noosh Service and PEX Service. The first set of metrics will be developed by the end of the third calendar quarter of 2000, and the parties will thereafter develop


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success goals and implementation plans for each successive three (3) and six (6)
month period for the remainder of the term of the Agreement.

5. OWNERSHIP. Noosh and/or its suppliers shall own all right, title and interest in Noosh Confidential Information, the Specifications and all Noosh Content, including all Intellectual Property Rights therein. PEX and its suppliers shall own all PEX Confidential Information and the PEX Content, including all Intellectual Property Rights therein. There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee hereunder are reserved by the licensor or its suppliers. Neither party shall exceed the scope of the licenses granted hereunder.

6. LICENSE GRANTS.

      6.1 Noosh Service. Noosh hereby grants to PEX the limited, non-transferable, non-exclusive, nonsublicenseable right to use the Noosh Service for the sole purpose of processing and monitoring print jobs involving PEX's production and sale of paper and the PEX Service. PEX may print and down load portions of the materials contained on the Noosh Service solely for PEX's internal use provided PEX maintain the copyright notice and any other notices that appear on any such copies. Any other copying, redistribution, publication, or transmission of any portions of the materials on the Noosh Service, or any materials provided by Noosh to PEX for training purposes related to the Noosh Service including user manuals, is strictly prohibited without the express written permission of Noosh.

      6.2 PEX Information. As part of using the Noosh Service, PEX will submit information as part of responding to an RFE, and other information to communicate with End Users through the Noosh Service ("PEX Information"), PEX hereby grants to Noosh a non-exclusive, world-wide, perpetual, irrevocable, royalty-free, license to use, display, perform and reproduce the PEX Information to operate and enhance the Noosh Service.

      6.3 PEX Service. PEX hereby grants to Noosh the limited, non-transferable, non-exclusive, nonsublicenseable right to use the PEX Service to perform its obligations under this Agreement.

      6.4 Content Licenses. Noosh hereby grants to PEX a non-exclusive license to internal1y use, reproduce, publicly perform, publicly display and digitally perform the Noosh Content solely for the purposes of integrating the PEX Service with the Noosh Service as contemplated by this Agreement and promoting the integration of the Noosh Service with the PEX Service as authorized by this Agreement. PEX hereby grants to Noosh a non-exclusive license to use, reproduce, create derivative works of (solely to the extent necessary to post on the Noosh
Site), publicly perform, publicly display and digitally perform the PEX Content (subject to Section 6.5) on or in conjunction with Noosh's hosting, deployment and promotion of the integrated Noosh Service and PEX Service as contemplated or authorized by this Agreement.

      6.5 PEX APIs. PEX hereby grants to Noosh a non-exclusive, irrevocable, perpetual, royalty-free, world-wide, license to use, reproduce, create derivative works of, publicly perform,


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publicly display, digitally perform, and distribute the PEX APIs through Noosh's ordinary channels of distribution to third parties for the purpose of integrating such third parties with the Noosh Service and to sublicense such aforegoing rights as contemplated by this Agreement.

      6.6 Trademark License. PEX hereby grants to Noosh a non-exclusive license to use the PEX Marks (a) in links to and advertisements and promotions for the PEX Site and PEX Service (b) in conjunction with hosting and operating the Noosh Site and Noosh Service as integrated with the PEX Service and (c) on Noosh prospectuses, financial reports and similar materials indicating that PEX is a Noosh partner. Noosh hereby grants to PEX a non-exclusive license to use the Noosh Marks (a) in links to and advertisements and promotions for the Noosh Site and Noosh Service (b) in conjunction with hosting and operating the PEX Site and PEX Service as integrated with the Noosh Service and (c) on PEX prospectuses, financial reports and similar materials indicating that Noosh is a PEX partner.

      6.7 Trademark Restrictions. The Mark owner may terminate the foregoing license if, in its reasonable discretion, the licensee's use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within ten (10) days of notice of breach; alternatively, instead of terminating the license in total, the owner may specify that certain pages of the licensee's website may not contain the Marks. Title to and ownership of the owner's Marks shall remain with the owner. The licensee shall use the Marks exactly in the form provided and in conformance with any trademark usage policies. The licensee shall not take any action inconsistent with the owner's ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in the owner. The licensee shall not form any combination marks with the other party's Marks.

      6.8 Limits on Sublicensing. All license rights (under any applicable intellectual property right) granted herein are not sublicenseable, transferable or assignable (subject to Section 15.3 ("Assignment"), except that Noosh may use a third party web hosting service for the Noosh Site and shall have the right to sublicense the PEX Content (subject to Section 6.5) and PEX Marks solely for such purpose and except that PEX may use a third party web hosting service for the PEX Site and shall have the right to sublicense the Noosh Content and Noosh Marks solely for such purpose..

      6.9 Content Standards. PEX shall not provide any PEX Content, and Noosh shall not provide any Noosh Content, that: (a) infringes any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; or (c) is materially false, misleading or inaccurate.

      6.10 Proprietary Notices. Neither party will obfuscate, remove or alter any of the trademarks, trade names, logos, patent or copy-right notices, confidential or proprietary legends or other notices or markings on or in the Noosh Content or the PEX Content, as applicable, and all such markings shall be included in all copies made by either party of such materials.

      6.11 End User Information. Subject to the terms and conditions of this Agreement, Noosh hereby grants PEX a non-exclusive, non-sublicenseable, royalty-free, fully-paid up license to (a) use the End User Information that PEX obtains pursuant to this agreement as required to provide End Users the PEX Service and (b) to disclose the End User Information as required by law or the operation of the PEX Service. In no event shall PEX disclose the User Information in any way that discloses, identifies or references in any way or manner (i) a specific End User; or (ii) End User Information about a specific End User, unless PEX has disclosed to such End User that PEX is collecting or intends to collect such information and that End User has expressly provided consent to the collection and disclosure of its End User Information by PEX. PEX agrees that all End User Information shall be deemed Confidential Information of Noosh; provided however that user information concerning the preexisting end-users of PEX should not be pursuant to 6.11.

      6.12 Restrictions on Communications. PEX acknowledges that Noosh membership and End User information is proprietary and confidential. PEX will not disclose Noosh membership and End User information to any third party. No communications from PEX to any End User that accesses the PEX Service through the Noosh Service shall contain: (a) any hypertext links except to the PEX Service, or the Noosh Service, (b) any promotions for websites or services other than the Noosh Service, or (c) any advertising or third party branding. Notwithstanding the foregoing, PEX will not target an End User on behalf of a Noosh Competitor (as defined below) on the basis of their status as an End User.

7. TRANSACTION FEES.

      7.1 Published Commission Rates. From time to time, PEX will inform Noosh of the published commission rate charged by PEX to sellers of paper ("Published Commission Rate"). As of the Effective Date, the Published Commission Rate equals ****%. PEX agrees that the Published Commission Rate will not exceed ****% and will not fall below ****% during the term of this Agreement.

      7.2 Monthly Transaction Fees. During, the term of this Agreement, PEX will pay to Noosh a monthly transaction fee equal to **** percent (****%) of the Published Commission Rate ("Effective Rate") based on the applicable dollar value ("Job Value") and job due date as defined by the End User ("Job Due Date") for the paper portion of the print job of PEX for which an Accepted Order (defined below) is reflected on the Noosh Service. For the purpose of this Agreement, "Accepted Order" means acceptance by PEX of an order submitted by an End User through the Noosh Service unless the order has been successfully cancelled or modified by PEX or the End User. For the purposes of calculating the Job Value, such Job Value will exclude charges in respect of (i) outbound shipping, packaging, credit clearing, insurance and delivery, separately billed to the End User or prepaid; and (ii) taxes and duties, and applicable governmental charges (not including PEX's net income tax) and the Job Value and Job Due Date relating to an Accepted Order shall for a particular print job shall be as initially reflected in the Accepted Order, subject to any changes to such Job Value or Job Due Date as are agreed by PEX and the End User and entered on the Noosh Service and of which PEX notifies Noosh in writing on or before the previously agreed upon Job Due Date. PEX agrees and acknowledges that an

* Confidential Treatment Requested: Material has been omitted and filed separately with the Commission.

Accepted Order will form a binding contract between PEX and the End User and/or PEX and the print provider (the "Terms"), and that any Accepted Order will create a monthly transaction fee obligation from PEX to Noosh.

      7.3 Payment Terms. In the event that use of the Noosh Service is subject to a fee pursuant to Section 7.2, Noosh will invoice PEX in the month following the Job Due Date as recorded in the Noosh Service with respect to all Accepted Orders during such month and will cooperate with PEX to submit such information in one monthly invoice. For the purposes of any such billing, the Job Value and Job Due Date relating to an Accepted Order for a particular print job shall be as initially reflected in the Accepted Order, subject to any changes to such Job Value and Job Due Date as agreed upon by PEX and the end user Buyer on the Noosh Service and of which PEX notifies Noosh in writing on or before the previously agreed upon Job Due Date. All invoices will be payable net thirty (30) days from the date of the invoice submitted by Noosh in U.S. dollars.

      7.4 Records and Audit Rights. Each party shall retain complete, clear and accurate records regarding calculation of product order volumes and transaction fees owed by PEX under this Agreement during the term of this Agreement and for one (1) year thereafter. Each party shall have the right to have an inspection and audit of all of the relevant accounting and sales books and records of the other party conducted by an independent audit professional selected and paid by the auditing party no more than once every twelve (12) months during regular business hours at the offices of the party being audited and in such a manner that does not interfere with the normal business activities of the party being audited. If any audit discloses underpayments or overpayments of ten percent (10%) or more of the amount of transaction fees actually due, the party which owes the other party a refund or an additional payment, as the case may be, shall bear all of the costs of the audit. The party's audit rights shall not terminate or expire until one (1) year after termination or expiration of this Agreement.

      7.5 Taxes. PEX agrees to pay, and to indemnify and hold Noosh harmless from, any sales, use, excise, import or export, value-added or similar tax or duty not based on Noosh's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, and all government permit fees, license fees and customs and similar fees levied on any payments by PEX to Noosh under this Agreement. All payments due from PEX under this Agreement shall be made without any deduction or withholding, unless such deduction or withholding is required by any applicable law of any relevant governmental revenue authority then in effect.

      7.6 Late Payments. Any invoiced amount or other payment due under this Agreement which is not paid when due shall bear a late fee at the rate of eighteen percent (18%) per annum or the maximum rate permitted by local law, whichever is less.

8. EXCLUSIVE DEALING. PEX agrees that for at least 70 days after the Effective Date it will not enter into or announce any agreement or relationship (i) between PEX, XPEDX or an XPEDX Affiliate and a Noosh Competitor or an agreement whereby such Noosh Competitor may offer paper procurement through both PEX and XPEDX or such XPEDX Affiliate; or (ii) with a Noosh Competitor, except for oZeCorp, and Australian-based company. For the purposes of this Agreement, a "Noosh Competitor" is defined as any online print services procurement company. Noosh agrees that for at least 90 days after the Effective Date Noosh will not enter into or announce a strategic partnership
(i) between Noosh, a "PEX Competitor" and XPEDX or such XPEDX Affiliate whereby such PEX Competitor may offer its print procurement services to any such competitor; or (ii) with a PEX Competitor. "PEX Competitor" refers to any Internet marketplace with its primary business being an exchange with static pricing including catalog pricing and/or dynamic pricing by auction or reverse auction for the sale, purchase and/or exchange of pulp, paper, and paper packaging.

9. REPRESENTATIONS AND WARRANTIES.

      9.1 Noosh Representations. Noosh represents and warrants that Noosh has the power and authority to enter into and perform all of its obligations under this Agreement.

      9.2 PEX Representations. PEX represents and warrants that PEX has the power and authority to enter into and perform all of its obligations under this Agreement.

10. DISCLAIMER OF OTHER WARRANTIES. EACH PARTY PROVIDES ALL MATERIALS, DELIVERABLES AND SERVICES TO THE OTHER PARTY "AS IS." EXCEPT AS STATED IN
SECTION 9 ("REPRESENTATIONS AND WARRANTIES"), EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NOOSH DOES NOT REPRESENT OR WARRANT THAT THE NOOSH SITE OR THE NOOSH SERVICE WILL OPERATE SECURELY OR WITHOUT INTERRUPTION.

11. INDEMNITY. Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including reasonable attorneys' fees asserted by any third party in any form (collectively, "Claims") so that as regards to Claims arising from Noosh Content or the Noosh Marks (Noosh is the Indemnifying Party) and as regards the PEX Content or PEX Marks or the Terms (PEX is the Indemnifying Party). The foregoing obligations are conditioned on the Indemnified Party: (i) giving the Indemnifying Party notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the investigation, defense and settlement of any such claim, except that the indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense. In the event or in the reasonable belief of the Indemnifying Party (Noosh in the case of the Noosh Content or Noosh Marks and PEX in the case of the PEX Content, PEX Marks or Terms) that a Claim may arise, the Indemnifying Party, may at its sole option and expense: (a) procure the right for the Indemnified Party to continue to use the infringing materials; (b) modify such materials so that they become non-infringing; or (c) if after reasonable commercial efforts pursuant to subsections (a) and (b), terminate this Agreement upon written notice to the Indemnified Party. This is the sole and exclusive remedy for the Indemnified Party arising from any claims of infringement.

12. LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF SECTION 13.1 AND THIRD PARTY CLAIMS ARISING UNDER SECTION 11, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR CLAIMS ARISING UNDER SECTION 13.1, NEITHER PARTY'S AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT, (WHETHER IN CONTRACT, TORT OR OTHERWISE), SHALL EXCEED THE AGGREGATE AMOUNTS PAID BY PEX TO NOOSH UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THIS LIMITATION IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS OR DAMAGES BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS SHALL NOT EXPAND THE LIMIT. THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY'S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATIONS.

13. CONFIDENTIALITY.

      13.1 Non-disclosure and Non-use. Each party receiving Confidential Information shall treat such information as strictly confidential, and shall use the same care to prevent disclosure of such information as such party uses with respect to its own confidential and proprietary information, which shall not be less than the care a reasonable person would use under similar circumstances. In any event, each party receiving Confidential Information shall (a) disclose such Confidential Information to (i) only those authorized employees of such party whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential and/or proprietary status of such Confidential Information; or (ii) only those third parties required for the performance of the receiving party's obligations under this Agreement pursuant to a written confidentiality agreement as least as extensive as the confidentiality provisions of this Agreement; and (b) use such Confidential Information only for the purposes set forth in this Agreement.

      13.2 Certain Exceptions. The parties may disclose any Confidential Information which must be disclosed pursuant to applicable federal, state or local law, regulation, court order, or other legal process; provided that upon receipt of any judicial or administrative order or request, the recipient of same shall promptly notify the other party and cooperate with the other party in its attempts to have such order or request withdrawn or narrowed and shall not make any disclosure until a final and non-appealable order is issued.

      13.3 PEX User Data. Notwithstanding the foregoing, Noosh may use and disclose any information (both individualized and aggregated) (x) about usage activity of PEX as a user of the Noosh Service, (y) the contents of specifications in an order as entered on the Noosh Service or as included in a response to an RFE, or (z) any other information entered by PEX that identifies PEX ("PEX User Data"), for the purpose of operating and enhancing the Noosh Service. Noosh shall not however disclose any PEX User Data to any third party for any other reason that permits the PEX User Data to be associated with PEX or permits the targeting of PEX on their basis of its status as a user of the Noosh Service, without PEX's express written consent which may occur through the Noosh Service. Noosh may however disclose PEX User Data if it is aggregated (in a non-associated way without attribution of any kind to PEX) with data from multiple suppliers or users.

      13.4 Advertising and Press Releases. Except as expressly provided in
Section 4.1 ("Initial Press Release"), neither party shall advertise, issue any press release or otherwise publish the fact that the parties have entered into this Agreement without the prior written consent of the other party, except as may be required by law.

      13.5 Terms of This Agreement. Notwithstanding anything to the contrary in this Agreement, neither party shall disclose the terms of this Agreement to any third party without the express prior written consent of the other party; provided however that either party may disclose the terms of this Agreement to its attorneys, accountants and advisors or as otherwise may be required by law.

14. TERM AND TERMINATION.

      14.1 Term. Unless terminated earlier pursuant to the termination provisions in this Section 15 ("Term and Termination") or automatically extended as set forth below, this Agreement shall remain in effect for eighteen (18) months from the Effective Date, and shall automatically renew for periods of one
(1) year thereafter unless voluntarily terminated by a party at the end of the initial term or any renewal term by the giving of ninety (90) days written notice before the expiration of the initial or any renewal term.

      14.2 Termination by Noosh During Development. Noosh may terminate the Agreement pursuant to subsection (d) of Section 2.4.1 ("Specifications Phase") or subsection (b) of Section 2.4.2 ("Development Phase").

      14.3 Termination for Breach. Either party may terminate this Agreement for a material breach by the other party that is not cured with thirty (30) days after receipt of written notice specifying such breach.

      14.4 Termination for Change of Control. PEX may terminate this Agreement immediately, effective upon written notice to Noosh, upon the announcement of any proposed Change of Control of Noosh to a PEX Competitor (as defined in Section 8). Noosh may terminate this Agreement immediately, effective upon written notice to PEX, upon the announcement of any proposed Change of Control of PEX to a Noosh Competitor (as defined in Section 8).

      14.5 Effect of Termination or Expiration. Upon expiration or termination of this Agreement for any reason: (a) all license rights granted herein shall terminate except to the extent stated in this Section, (b) each party shall immediately pay to the other all amounts owed as of the date of such termination, and (c) the parties shall wind down the integration of the Noosh Service and the PEX Service in a professional manner (with any relevant licenses, as mutually agreed by the parties, remaining in effect during such wind-down period). Noosh shall return or destroy all other copies of the PEX Content (except the PEX APIs) and PEX Confidential Information in its possession or control, except for any portions which may be contained on backup and archival copies of Noosh data made in the ordinary course of Noosh's business, PEX shall return or destroy all copies of Noosh Content and Noosh Confidential Information in its possession or control, except for any portions which may be contained on backup and archival copies of PEX data made in the ordinary course of PEX's business.

      14.6 Survival. Section 1 ("Definitions"), Section 5 ("Ownership"), Section 7 ("Transaction Fees"); Section 10 ("Disclaimer of Other Warranties"); Section 11 ("Indemnity"); Section 12 ("Limitation of Liability"), Section 13 ("Confidentiality"), Section 14.5 ("Effect of Termination or Expiration") and
Section 15 ("General") shall survive the termination or expiration of this Agreement.

15. GENERAL.

      15.1 Relationship. The relationship between the parties under this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to constitute either party as an agent, partner, or joint venturer of the other.

      15.2 Notices. All notices, demands or consents required or permitted hereunder shall be delivered in writing to the respective parties at the addresses set forth above, and, in the case of Noosh to the attention of the General Counsel, or at such other address as shall have been given to the other party in writing for the purposes of this clause. Such notices shall be deemed effective upon the earliest to occur of: (i) actual delivery; or (ii) five (5) calendar days after mailing, addressed and postage prepaid, return receipt requested; or (iii) one (1) day after transmission by telex or facsimile transfer.

      15.3 Assignment Neither this Agreement nor any rights hereunder, in whole or in part, shall be assignable or otherwise transferable by either party without the express written consent of the other party; provided that either party may assign this Agreement in the event of a merger for the purpose of changing its domicile without the other party's prior written consent. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

      15.4 Severability, Waiver or Amendment. If any Agreement provision is determined by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement will continue in effect. No waiver, amendment or modification of any provision hereof shall be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy hereunder shall operate as a waiver of any such right, power or remedy.

      15.5 Rights and Remedies Cumulative. Except as expressly provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights or remedies provided at law, in equity or otherwise.

      15.6 Excusable Delays; Force Majeure. Neither party shall be responsible for any delay in or failure to deliver or perform any obligations which is due to circumstances beyond that party's reasonable control. In the event of any such failure or delay, the time of performance shall be extended for a period equal to the time lost by reason of the delay.

      15.7 Governing Law. This Agreement is made under, governed by, and shall be construed in accordance with the laws of the state of California, excluding its choice of laws rule, as applied to contracts between California corporations entered into and to be performed entirely in California. The prevailing party in any judicial action brought to enforce or interpret this Agreement or for relief for its breach shall be entitled to recover its costs and its reasonable attorneys' fees incurred to prosecute or defend such action.

      15.8 Entire Agreement. The provisions of this Agreement and the Exhibits hereto constitute the entire agreement between the parties in connection with the subject matter hereof and supersede all prior and contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof.

      15.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties authorized representatives have executed this Agreement as of the Effective Date.

NOOSH, INC.                                PAPEREXCHANGE.COM, INC.


By /s/ David Hannebrink                    By /s/ Rod A. Parsley
   ------------------------------             ------------------------------

Name: David Hannebrink                     Name: Rod A. Parsley
      ---------------------------                ---------------------------
              (Print)                                    (Print)

Title: SVP Marketing &                     Title: VP Business Development
       --------------------------                 --------------------------
       Business Development

                                    EXHIBIT A

                              DEVELOPMENT SCHEDULE

To be provided by the parties in accordance with Section 2.4.1

                                    EXHIBIT B

                                 SPECIFICATIONS

To be provided by the parties in accordance with Section 2.4.1